NOBILIS NAMES KENNETH EFIRD PRESIDENT

HOUSTON, TX--(Marketwired - July 11, 2016) - Nobilis Health Corp. (NYSE MKT: HLTH) (TSX: NHC) ("Nobilis" or the "Company") today announced Kenneth Efird has been named President, effective immediately. As President, Mr. Efird will have responsibility for all of the Company’s operating units nationally and will continue to focus on executing the Company’s strategic plan. He will report directly to Chief Executive Officer, Harry Fleming.

Mr. Efird most recently served as Chief Operating Officer and Chief Business Development Officer of the Company. He joined the Company in 2005, and during his tenure oversaw clinical operations, revenue cycle management, sales, business development and the rollout of a new marketing strategy, which includes the integration of Athas technologies and the expansion of Nobilis’ portfolio of brands. He has been instrumental in the improvement of operational execution across all Nobilis facilities. Mr. Efird has also played a significant role in the integration of acquisitions and will continue to do so as President. Prior to joining Nobilis, Mr. Efird served as Chief Executive Officer and founder of Diagnostic and Interventional Spine Centers of Texas, a multidisciplinary practice that created a network of allopathic spine teams.

“Throughout the past several years of tremendous growth, Kenneth has built an impressive track record of operational and strategic accomplishments,” said Harry Fleming, Chief Executive Officer. “He has proven to be a successful and respected leader and brings to this position a strong reputation for growing and executing on our business plan. He will be an essential leader as we continue to accelerate growth through new strategic initiatives. I could not be more pleased about his appointment at this critical time.”

About Nobilis Health Corp.
Nobilis (www.NobilisHealth.com) is a full-service healthcare development and management company which currently owns or manages four surgical hospitals and five ASCs, partners with thirty-three additional facilities throughout the country, and markets six independent brands. Deploying a unique patient acquisition strategy driven by direct-to-consumer marketing, Nobilis is focused on a specified set of procedures that are performed at our centers by local physicians.

Cautionary Statement Regarding Forward-Looking Information
This news release contains forward-looking statements (within the meaning of applicable securities laws) and financial outlooks relating to the business of the Company and the environment in which it operates. Forward-looking statements are identified by words such as "believe", "anticipate", "expect", "intend", "plan", "will", "may" and other similar expressions. Some of the forward-looking statements relate to management changes. This risk and other risks and uncertainties may cause results to differ materially from those set forth in the forward-looking statements. Additional risks and uncertainties are further discussed in the Company's regulatory filings available on the Company's website at www.NobilisHealth.com, www.Sedar.com, andwww.sec.gov in the risk factors described in the Company's Form 10-K for the fiscal year ended December 31, 2015, filed on March 15, 2016. There can be no assurance that forward-looking statements will prove to be accurate as actual outcomes and results may differ materially from those expressed in these forward-looking statements. Readers, therefore, should not place undue reliance on any such forward-looking statements. Further, a forward-looking statement speaks only as of the date on which such statement is made. Other than as required by law, the Company undertakes no obligation to publicly update any such statement or to reflect new information or the occurrence of future events or circumstances.

Contact Information:

Kolin Ozonian
Vice President, Corporate Development
kozonian@nobilishealth.com
713-355-8614